Exhibit 99.1

Bruker Corporation Reports its Combined Financial Results for the Fourth Quarter and Year 2007, Including the Bruker BioSpin Group

Including the Recently Acquired Bruker BioSpin Group, the Combined Company in 2007 had Revenue of $1.03 Billion, Net Income of $97 Million, EPS of $0.59 and Free Cash Flow of $102 Million

BILLERICA, Mass., March 17, 2008 (BUSINESS WIRE)  —  Bruker Corporation (NASDAQ: BRKR) today reported financial results for the fourth quarter and year ended December 31, 2007, now including the results of the Bruker BioSpin Group.

On February 26, 2008, Bruker BioSciences Corporation closed its acquisition of the Bruker BioSpin Group, and renamed itself Bruker Corporation.  Under US GAAP, this transaction is accounted for as an acquisition of businesses under common control, and as a result all one-time transaction costs are expensed in the period in which they are incurred, rather than being added to goodwill.  In addition, after the closing of the transaction all historical consolidated balance sheets, statements of operations, statements of cash flows and notes to the consolidated financial statements in future filings with the Securities and Exchange Commission will be restated by combining the historical consolidated financial statements of Bruker Corporation with those of the Bruker BioSpin Group.  The information contained herein will discuss the combined financial results of Bruker Corporation, as it legally exists since the closing on February 26, 2008, and which now include the financial results of the Bruker BioSpin Group (“Combined”).  These will be compared in some categories to the historical, standalone financial results of Bruker BioSciences Corporation, as it legally existed on December 31, 2007 (“Standalone”).

Combined Financial Results of Bruker Corporation

In the fourth quarter of 2007, Combined revenue increased by 31% to $343.1 million, compared to Combined revenue of $261.5 million in the fourth quarter of 2006.  Excluding the effects of foreign currency translation, Combined fourth quarter 2007 revenue increased by 22% year-over-year.  Combined fourth quarter 2007 revenue of $343.1 million was 87% higher than Standalone fourth quarter 2007 revenue of $183.7 million, as previously reported by Bruker BioSciences Corporation.

Combined net income in the fourth quarter of 2007 increased to $37.0 million, or $0.22 per diluted share, compared to Combined net income of $35.6 million, or $0.22 per diluted share, in the fourth quarter of 2006.  Included in Combined GAAP net income for the fourth quarter of 2007 were after-tax charges of $6.9 million, or $0.04 per diluted share, for expenses related to the acquisition of the Bruker BioSpin Group.

Combined fourth quarter 2007 net income of $37.0 million was 164% higher than Standalone fourth quarter 2007 net income of $14.0 million, as previously reported by Bruker BioSciences Corporation.  Combined fourth quarter 2007 earnings per diluted share of $0.22 were 69% higher than Standalone fourth quarter 2007 earnings per diluted share of $0.13, as previously reported by Bruker BioSciences Corporation.

For the full year 2007, Combined revenue increased by 21% to $1,032.4 million, compared to Combined revenue of $851.0 million for the full year 2006.  Excluding the effects of foreign currency translation, Combined 2007 revenue increased by 15% year-over-year, including 1% growth from acquisitions, and organic growth of 14%.  Combined 2007 revenue was 89% higher than Standalone 2007 revenue of $547.6 million, as previously reported by Bruker BioSciences Corporation.

Combined net income in 2007 increased 30% to $97.2 million, or $0.59 per diluted share, compared to Combined net income of $74.8 million, or $0.47 per diluted share, in 2006.  Included in Combined GAAP net income for 2007 were after-tax charges of $7.4 million, or $0.05 per diluted share, for expenses related to the acquisition of the Bruker BioSpin Group.  For comparison, included in Combined GAAP net income for the year 2006 were after-tax charges of $5.0 million, or $0.03 per diluted share, for expenses related to the acquisition of Bruker Optics, which was completed on July 1, 2006.

Combined 2007 net income of $97.2 million was 208% higher than the Standalone 2007 net income of $31.5 million, as previously reported by Bruker BioSciences Corporation.  Combined 2007 earnings per diluted share of $0.59 were 97% higher than the Standalone 2007 earnings per diluted share of $0.30, as previously reported by Bruker BioSciences Corporation.

Combined cash flow from operations in 2007 was $127.1 million, compared to $82.8 million in 2006.  Combined free cash flow, defined as operating cash flow less capital expenditures, was $101.8 million during 2007, compared to $61.7 million during 2006.  As of December 31, 2007, the Combined Bruker Corporation had net cash of $290.4 million.

Comment and Outlook

Frank Laukien, President and CEO, commented: “The addition of the Bruker BioSpin Group to Bruker Corporation represents a significant step-up in our combined financial performance.  We are extremely pleased that our overall rapid growth has enabled the Combined Bruker to cross the billion-dollar-revenue threshold already in 2007, with Combined, currency-adjusted 2007 revenue growth of 15%.  Moreover, we have reached new levels of profitability and cash flow with Combined 2007 Bruker net income of $97 million and free cash flow of $102 million.  Our Combined 2007 GAAP EPS of $0.59 was nearly twice the previously reported Standalone 2007 EPS of $0.30 of Bruker BioSciences Corporation.”

Bill Knight, CFO, continued with an outlook for the year 2008: “Our markets in 2007 were strong, yet going forward there is considerable economic uncertainty.  Under the assumption that the overall market conditions we face will not deteriorate significantly, our financial goals for the full year 2008 include:

•                  revenue growth greater than 8%,

•                  operating margins greater than 14%, excluding expenses associated with the acquisition of the Bruker BioSpin Group,

•                  net income margins greater than 9%, excluding expenses associated with the acquisition of the Bruker BioSpin Group, and

•                  improved balance sheet metrics and operating cash flows.

It should be kept in mind that with the addition of the Bruker BioSpin Group, we expect that quarterly fluctuations in our financial results will increase.”

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 8 a.m. Eastern Time on Monday, March 17, 2008.  To listen to the webcast, investors can go to www.bruker.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker Corporation Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 13763010.

ABOUT BRUKER CORPORATION (NASDAQ: BRKR)

As of February 26, 2008, Bruker Corporation has become the parent company of the entire Bruker group of companies.  Bruker Corporation now operates in two segments, the life science and analytical (LSA) systems segment, and the international advanced superconductor (IAS) segment.  For more information, please visit www.bruker.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker Corporation (including Bruker BioSpin Group)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Product revenue	$303,875	$233,845	$913,238	$758,532
Service revenue	37,758	25,938	115,419	87,873
Other revenue	1,438	1,762	3,791	4,602
Total revenue	343,071	261,545	1,032,448	851,007

Cost of product revenue	157,207	115,539	489,246	399,182
Cost of service revenue	24,407	15,991	73,591	53,207
Total cost of revenue	181,614	131,530	562,837	452,389
Gross profit margin	161,457	130,015	469,611	398,618
Operating Expenses:
Sales and marketing	45,965	39,069	156,783	131,393
General and administrative	17,165	14,739	59,600	51,853
Research and development	30,289	27,227	110,751	102,611
Acquisition related charges	6,868	(105)	7,412	5,724
Total operating expenses	100,287	80,930	334,546	291,581
Operating income	61,170	49,085	135,065	107,037

Interest and other income (expense), net	1,206	(1,493)	5,750	4,716

Income before income tax provision and minority interest in consolidated subsidiaries	62,376	47,592	140,815	111,753
Income tax provision	25,378	12,043	43,278	36,927
Income before minority interest in consolidated subsidiaries	36,998	35,549	97,537	74,826
Minority interest in consolidated subsidiaries	44	(67)	299	8
Net income	$36,954	$35,616	$97,238	$74,818

Net income per share:
Basic	$0.23	$0.22	$0.60	$0.47
Diluted	$0.22	$0.22	$0.59	$0.47

Weighted average shares outstanding:
Basic	162,053	159,046	161,247	159,057
Diluted	164,725	160,915	164,314	160,106

Bruker Corporation (including Bruker BioSpin Group)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006

ASSETS
Current assets:
Cash and short-term investments	$344,504	$325,689
Accounts receivable, net	185,217	147,693
Inventories	447,688	408,892
Other current assets	57,288	46,306
Total current assets	1,034,697	928,580

Property and equipment, net	207,588	190,442
Intangible and other assets	69,346	57,558
Total assets	$1,311,631	$1,176,580

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$34,846	$27,190
Accounts payable	52,293	46,407
Other current liabilities	474,052	430,821
Total current liabilities	561,191	504,418

Long-term debt	6,394	26,995
Other long-term liabilities	107,656	71,648
Minority interest in subsidiaries	538	239

Total shareholders' equity	635,852	573,280

Total liabilities and shareholders' equity	$1,311,631	$1,176,580

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
Email:michael.willett@bruker.com